Exhibit 10g
                   SPECIAL COMPENSATION PLAN
               FOR DIRECTORS OF TANDY CORPORATION


                           ARTICLE ONE

                             PURPOSE

    Section 1.1 The purpose of the Special Compensation Plan for Directors of Tandy Corporation ("the Plan") is to afford Tandy Corporation an additional opportunity to secure and retain the services of outstanding Directors by providing, subject to the provisions of the Plan, income payments to Directors during their lifetimes and to their beneficiaries following their death.

                           ARTICLE TWO

                           DEFINITIONS

    Section 2.1 Tandy. Tandy Corporation, a Delaware corporation.

    Section 2.2 Beneficiary. The recipient(s) designated (in accordance with Article Seven) by a Participant to whom benefits are payable following his death.

    Section 2.3 Committee. The Insurance Committee of Tandy which shall administer the Plan in accordance with Article
    Eight or such other committee that the Board of Directors of Tandy may designate to administer this plan.

    Section 2.4 Director. A director of Tandy elected in accordance with the corporate charter and bylaws of Tandy.

    Section 2.5 Disability. A physical or mental condition which, in the opinion of the Committee, totally and presumably permanently prevents a Director from substantially performing duties of a Director. A determination that Disability exists shall be based upon competent medical evidence satisfactory to the Committee. The date that any person's Disability occurs shall be deemed to be the date such condition is determined to exist by the Committee.

    Section 2.6 Participant. A Director who is not an employee of Tandy or any of its subsidiaries who has served as Director of Tandy for sixty (60) consecutive months, who has attained the age of sixty (60) years and who has accepted a Plan Agreement as provided in Article Three.

    Section 2.7 Plan Agreement. The agreement between Tandy and a Participant, entered into in accordance with Article Three
    (as such form may be amended from time to time hereunder).

    Section 2.8 Plan Compensation. An amount as shown in the Plan Agreement which initially shall be equal to sixty-six and two-thirds percent (66-2/3%) of the basic compensation of nonemployee Tandy Directors (calculated on a calendar year) at the time of Retirement or death of a Participant. The fee for acting as Board Committee Chairman is not included in determining Plan Compensation.

    Section 2.9 Retirement. The date a Participant ceases to be a Director other than by death.

    Section 2.10 Former Participant. A person who is not a Director of Tandy and who is receiving benefits under the provisions of this plan.

                         ARTICLE THREE

       SELECTION OF PARTICIPANTS AND AGREEMENT TO PARTICIPATE

    Section 3.1 Participation in the Plan by a Director is voluntary and subject to his written acceptance of a Plan Agreement executed by Tandy. Unless and until a Plan Agreement has been so submitted to and accepted by him, he shall not become a Participant.

                            ARTICLE FOUR

                           LIFE INSURANCE

    Section 4.1 Tandy may obtain permanent life insurance insuring the life of any Participant and others as a means of funding Tandy's obligations to his Beneficiary in whole or part. Tandy shall be the sole owner and beneficiary of all such policies of insurance so obtained and of all incidents of ownership therein, including without limitation, the rights to all cash and loan values, dividends (if any), death benefits and the right to terminate. No Beneficiary or Participant shall be entitled to any rights, interests or equities in such policies or to any specific asset of Tandy of any type, and on the contrary, their rights against Tandy under the Plan shall be solely as general creditors.

    Section 4.2 If as a result of misrepresentations made by a Participant in any application for life insurance upon his life obtained by Tandy hereunder, the insurance carrier or carriers or any reinsurance thereof successfully avoid(s) payment to Tandy of the proceeds of its or their policy or policies, or such proceeds are not payable because the Participant's death results from suicide within two (2) years of the issuance of such policy or within two (2) years of the issuance to Tandy of additional policies obtained by Tandy hereunder, then, in any of said events, and notwithstanding any other provisions of the Plan or of the Plan Agreement with such Participant, Tandy shall have no obligation to his Beneficiary to provide any of the death benefits otherwise payable under the terms thereof.

    Section 4.3 Each Participant shall cooperate in the securing of life insurance on his life by furnishing such information as the insurance company may require, taking such physical examinations as may be necessary, and taking any other action which may be requested by Tandy or the insurance company to obtain such insurance coverage. If a Participant refuses to cooperate in the securing of life insurance, then, the Plan Agreement shall be of no force and effect as to a Participant unless Tandy waives such requirement in writing. All nonemployee Directors who become Participants at or after the age of seventy (70) years shall not be subject to the requirements of this Section 4.3. The benefits conferred under this Plan are not contingent upon Tandy's being able to secure life insurance on a Participant, provided the Participant has met his obligations under Article Four.

                          ARTICLE FIVE

              BENEFITS PAYABLE TO PARTICIPANTS AND TO
                  BENEFICIARIES OF PARTICIPANTS

    Section 5.1 Subject to the terms and conditions of the Plan, upon Retirement of a Participant, Tandy agrees to pay to Participant a retirement benefit as follows:

         If a Participant retires at or prior to the age of seventy-two (72) years, excluding the Directors of Tandy were Directors of the Corporation on April 1, 1980, then, Tandy agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Retirement benefits hereunder, all from its general assets, an amount equal to Plan Compensation times the number of years or a fraction thereof a Participant served as a nonemployee Director, reduced, in the event of the death of a Former Participant, by the amounts already paid hereunder to such Former Participant, such amounts to be paid as set forth in Section
    5.3 hereof. If a Participant retires on the day following the date the Participant attains the age of seventy-two (72) years or thereafter, then, Tandy agrees to pay to participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Retirement benefits hereunder, all from its general assets, an amount equal to Plan Compensation times the number of years or a fraction thereof a Participant served as a nonemployee Director, reduced in the event of the death of a Former Participant, by the amounts already paid hereunder to such Former Participant, reduced by a percentage determined as follows:

         At Date of Retirement,           Percent of Reduction
           Attainment of Age              of Plan Compensation

                  73                             33-1/3%
                  74                             66-2/3%
                  75                            100%

    The percent of reduction of Plan Compensation shall be measured on a fiscal year beginning on the date of a Participant's date of birth and shall commence on the day following the date a Participant attains age seventy-two
    (72), and any reduction for a part of a year shall be prorated on a daily basis at the applicable percentage assuming a 365-day year. Such amount shall be paid as set forth in Section 5.3 hereof.

    Section 5.2 Subject to the terms and conditions of the Plan, upon the death of a Participant, or a Former Participant, Tandy agrees to pay to his Beneficiary from its general assets an amount set forth in Section 5.1 hereof. Except for the method of payment, the death of a Participant shall be treated as though such Participant retired.

         (a) No benefits shall be payable to the Beneficiary of a Participant in those instances covered by Section 4.2;

         (b) The death of a Former Participant shall not defeat the right of such Participant's Beneficiary to receive benefits under this Section 5.2.

    Section 5.3 The aggregate amount payable upon the Retirement of a Director who was a Participant shall be paid in equal quarterly installments over a period equal to the number of years (or fraction thereof) that the retired Director served as a Director of Tandy or ten (10) years, whichever is the lesser period of time, and shall be paid on the last day of each calendar quarter in arrears, commencing on the last day of the calendar quarter after Retirement or after the Committee's receipt of a certified death or proof of death certificate verifying the Participant's death. In the event of the death of a Participant or a Former Participant, the amount due to the Beneficiary shall be paid to Beneficiary in one (1) lump sum unless Participant has designated otherwise on the beneficiary designation form. A Participant shall notify Tandy of Retirement by hand delivery or by certified or registered mail, return receipt requested, postage prepaid, of a written notice of Retirement specifying the effective date of Retirement, such written notice to be addressed to: Insurance Committee, or its successor or successors, of the Board of Directors, Tandy Corporation, 1800 One Tandy Center, Fort Worth, Texas 76102. Such notice shall be deemed to be received when actually received by said Insurance Committee at said address as may be changed from time to time in the Plan Agreements, as amended.

    Notwithstanding any other provision hereof to the contrary, if a Former Participant is receiving payments from Tandy under any other salary continuation plan or deferred compensation plan, because of prior employment by Tandy of such Former Participant, then no benefits or payments hereunder shall commence until all benefits under such other plan or plans have been paid in full by Tandy to the participant or beneficiaries of such plan or plans.

    Section 5.4 Until actually paid and delivered to the Participant or to the Beneficiary entitled to same, none of the benefits payable by Tandy under any Plan Agreement shall be liable for the debts or liabilities of either the Participant or his Beneficiary, nor shall the same be subject to seizure by any creditor of the Participant or his Beneficiary under any writ or proceeding at law, in equity or in bankruptcy. Further, no Participant or Beneficiary shall have power to sell, assign, transfer, encumber, or in any manner anticipate or dispose of the benefits to which he is entitled or may become entitled under a Plan Agreement.

    Section 5.5

         (a) During the period that Participant is a Director of Tandy or is receiving benefits under a Plan Agreement and for one (1) year after cessation of payment of benefits, Participant agrees that he will not, either directly or indirectly, within the United States of America or in any country of the world that Tandy sells, imports, exports, assembles, packages or furnishes its products, articles, parts, supplies, accessories or services or is causing them to be sold, imported, exported, assembled, packaged or furnished through related entities, representatives, agents, or otherwise, own, manage, operate, join, control, be employed by, be a consultant to, be a partner in, be a creditor of, engage in joint operations with, be a stockholder, officer or director of any corporation, sole proprietorship or business entity of any type, or participate in the ownership, management, direction, or control or in any other manner be connected with, any business of manufacturing, designing, programming, servicing, repairing, selling, leasing, or renting any products, articles, parts, supplies, accessories or services which is at the time of Participant's engaging in such conduct competitive with products, articles, parts, supplies, accessories or services manufactured, sold, imported, exported, assembled, packaged or furnished by Tandy, except as a shareholder owning less than five percent (5%) of the shares of a corporation whose shares are traded on a stock exchange or in the over-the-counter market by a member of the National Association of Securities Dealers. In the event that a Participant takes Retirement and engages in any of the activities described in the immediately preceding sentence, or engaged in any of such activities prior to Retirement, then, without any further notification, and upon determination by the Committee that such a Participant is engaged or has engaged in such activities, such Committee's decision to be conclusive and binding upon all concerned, and notwithstanding any other provisions of the Plan or of the Plan Agreement with such Participant, Tandy's obligation to a Participant to pay any Retirement or death benefits hereunder shall automatically cease and terminate, and Tandy shall have no further obligation to such Participant or Beneficiary pursuant to the Plan or the Plan Agreement. Tandy may enforce this provision by suit for damages which shall include but not be limited to all sums paid to Participant hereunder, or for injunction, or both. The foregoing notwithstanding, it shall not be a violation of the foregoing provisions if a Participant's or Former Participant's alleged activities were not a violation at the time he entered into such activity but thereafter became in violation of the
    Section 5.5(a) because of Tandy's entry into the activity also.

         (b) (i) Upon written request of the Chairman of the Board of Directors of Tandy, each Former Participant, who is receiving benefits hereunder, shall at all reasonable times and places make himself available for consultation concerning matters of interest to Tandy. In the event that a Former Participant fails to perform the consultation services described in the immediately preceding sentence for a reason other than physical or mental incapacity, then, upon determination by the Committee that such a Former Participant has failed to perform such services, such Committee's decision is to be conclusive and binding upon all concerned, and notwithstanding any other provisions of the Plan or of the Plan Agreement with such Former Participant, Tandy's obligation to pay any retirement or death benefits hereunder shall cease and terminate and Tandy shall have no further obligation to such Former Participant or Beneficiary pursuant to the Plan or the Plan Agreement, unless the Former Participant gives Notice of Appeal to the Board of Directors of Tandy as provided in Section 5.1(b)(ii) below.

              (ii) A Former Participant shall have 30 days from the date of mailing of a notice of termination of benefits by the Committee to the Former Participant's last known mailing address in which to deliver written Notice of Appeal to the Board of Directors of Tandy to either the Chairman of the Board or the Corporate Secretary of Tandy, such written notice to contain facts why the Committee's decision is factually incorrect. No benefits will be paid under the Plan or Plan Agreement from the time the Committee's decision is made until such time as the Appeal is decided by the Board of Directors of Tandy. Upon receipt of such written Notice of Appeal from a Former Participant, the Chairman of the Board shall have 120 days within which to present the appeal at a regularly or specially called meeting of the Board of Directors. The Board of Directors of Tandy shall make a determination as to whether or not a Former Participant has failed to perform the consultation services required under
    Section 5.5(b)(i) hereof. Notwithstanding any other provisions of the Plan or the Plan Agreement with such Former Participant, the Board of Directors' decision is to be conclusive and binding upon all concerned. Following a decision by the Board of Directors to uphold the decision of the Committee, Tandy shall have no further obligation to pay such Participant or Beneficiary pursuant to the Plan or the Plan Agreement. Following a Board decision to overturn the decision of the Committee, any unpaid past due benefits will be paid to the Former Participant or his Beneficiary (if applicable), pursuant to the Plan or the Plan Agreement.

    Section 5.6 Tandy may liquidate out of the interest of a Participant hereunder, but only as Retirement or death benefits become due and payable hereunder, any outstanding loan or loans or other indebtedness of a Participant. Tandy may elect not to distribute Retirement or death benefits to any Participant or to a Beneficiary unless and until all unpaid loans or other indebtedness due to Tandy from such Participant, together with interest, have been paid in full.

    Section 5.7 Subject to termination or amendment of the Plan, Plan Agreement, or both, a Participant's participation in the Plan shall continue during his Disability. A Participant who is Disabled shall notify Tandy of his date of Retirement as provided in Section 5.3 hereof.

                           ARTICLE SIX

                   BENEFICIARIES OF PARTICIPANTS

    Section 6.1 At the time of his acceptance of a Plan Agreement, a Participant shall be required to designate the Beneficiary to whom benefits under the Plan and his Plan Agreement will be payable upon his death. A Beneficiary may be one (1) or more persons or entities, such as dependents, persons who are natural objects of the Participant's bounty, an inter vivos or testamentary trust, or his estate. Such Beneficiaries may be designated contingently or successively as the Participant may direct. The designation of his Beneficiary shall be made by the Participant on a beneficiary designation form to be furnished by the Committee and filed with it.

    Section 6.2 A Participant may change his Beneficiary, as he may desire, by filing new and amendatory beneficiary designation forms with the Committee.

    Section 6.3 In the event a Participant designates more than one (1) Beneficiary to receive benefit payments simultaneously, each such Beneficiary shall be paid such proportion of such benefits as the Participant shall have designated. If no such percentage designation has been made, the Committee shall hold all benefit payments until the Beneficiaries agree as to the distribution of the funds or a judicial determination has been made.

    Section 6.4 If the designated Beneficiary dies before the Participant in question and no Beneficiary was successively named, or if the designated Beneficiary dies before complete payment of the deceased Participant's benefits have been made and no Beneficiary was successively named, the Committee shall direct that such benefits (or the balance thereof) be paid to those persons who are the deceased Participant's heirs-at-law determined in accordance with the laws of descent and distribution in force at the date hereof in the State of Texas for separate personal property, such determination to be made as though the Participant had died intestate and domiciled in Texas.

    Section 6.5 Whenever any person entitled to payments under this Plan shall be a minor or under other legal disability or in the sole judgment of the Committee shall otherwise be unable to apply such payments to his own best interest and advantage (as in the case of illness, whether mental or physical, or where the person not under legal disability is unable to preserve his estate for his own best interest), the Committee may in the exercise of its discretion direct all or any portion of such payments to be made in any one (1) or more of the following ways unless claims shall have been made therefor by an existing and duly appointed guardian, conservator, committee or other duly appointed legal representative, in which event payment shall be made to such representative:

         (1) directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of the payment;

         (2) to the spouse, child, parent or other blood relative to be expended on behalf of the person entitled or on behalf of those dependents as to whom the person entitled has the duty of support;

         (3) to a recognized charity or governmental institution to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support; or

         (4) to any other institution, approved by the Committee, to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support.

         The decision of the Committee will, in each case, be final and binding upon all persons and the Committee shall not be obliged to see to the proper application or expenditure of any payments so made. Any payment made pursuant to the power herein conferred upon the Committee shall operate as a complete discharge of the obligations of Tandy and of the Committee.

    Section 6.6 If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated, or the Committee may direct Tandy to bring a suit for interpleader in any appropriate court, pay any amounts due into the court, and Tandy and/or Committee shall have the right to recover its reasonable attorney's fees from such proceeds so paid or to be paid.
    Any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Committee and Tandy from all further obligations with respect to such payments.

                     ARTICLE SEVEN

                 TERMINATION OF PARTICIPATION

    Section 7.1 Except as provided in Sections 7.4 and 9.1 hereof, termination of a Participant's service as a Director, whether by action of Tandy or the Participant's resignation, shall terminate the Participant's participation in the Plan. Neither the Plan nor the Plan Agreement shall in any way obligate Tandy to continue the services of a Participant.

    Section 7.2 Except as provided in Sections 7.4 and 9.1 hereof, participation in the Plan by a Participant shall also terminate if the Plan or his Plan Agreement is terminated by Tandy in accordance with Article Nine.

    Section 7.3 Except as provided in Sections 7.4 and 9.1 hereof, upon termination of a Participant's participation in the Plan, all of Tandy's obligations to the Participant and his Beneficiary under the Plan and Plan Agreement and each of them, shall terminate and be of no further effect.

    Section 7.4 Except as provided in Section 9.1, if a
    Participant's participation in the Plan is terminated, by:

         (a)  termination of the Plan;

         (b)  termination of a Plan Agreement; or

         (c) cessation to continue to serve as a Director for reasons other than dishonest or fraudulent conduct of a Participant or indictment of a Participant for a felony crime involving moral turpitude, in which event no vesting under Sections 7.4, 9.1 or Article Five shall occur, then such Participant shall be entitled to his Plan
    Compensation as set forth in Article Five hereof.

         The amount payable under this Section 7.4 shall be determined as of the date of the event set forth in Section 7.4(a), (b) or (c) hereof and such amount as so determined at that time shall not be altered or changed thereafter except that the provisions of Section 5.5 hereof shall remain fully applicable during the Participant's engagement as a Director, during the payment of benefits under this Section 7.4 and for one (1) year after termination of service as a Director or payment of benefits. The amount payable under this Section
    7.4 shall be paid as set forth in Section 5.3.

                           ARTICLE EIGHT

                     ADMINISTRATION OF THE PLAN

    Section 8.1 The Plan shall be administered by the Committee of the Board of Directors of Tandy, as it is presently constituted or as it may be changed or substituted from time to time by the Board of Directors of Tandy.

    Section 8.2 In addition to the express powers and authorities accorded the Committee under the Plan, it shall be responsible for:

         (a)  Construing and interpreting the Plan;

         (b) Computing and certifying to Tandy the amount of benefits to be provided in each Plan Agreement for the Participant or the Beneficiary of the Participant; and

         (c) Determining the right of a Participant or a Beneficiary to payments under the Plan and otherwise authorizing disbursements of such payments by Tandy.

         In these and all other respects its decisions shall be conclusive and binding upon all concerned.

    Section 8.3 Tandy agrees to hold harmless and indemnify the members of the Committee against any and all expenses, claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including without limitation the cost of defense and attorney's fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from any such Committee member's fraud or willful misconduct.

                           ARTICLE NINE

       TERMINATION OR AMENDMENT OF THE PLAN OR PLAN AGREEMENTS

    Section 9.1 Tandy reserves the right to terminate or amend this Plan or any Plan Agreement, in whole or in part, at any time, or from time to time, by resolution of the Board of Directors of Tandy, provided, however, no amendment to the Plan or to any Plan Agreement shall alter the vested rights of a Participant or Beneficiary applicable on the effective date of such termination or amendment and such vested rights shall remain unchanged. Rights are deemed to have vested if benefits are actually being paid or if the only condition precedent to the payment of benefits is the termination of Participant's engagement as a Director of Tandy (unless terminated for reasons set forth in Section 7.4(c), in which event all benefits are forfeited) or the giving of notice of Retirement.

                           ARTICLE TEN

                          MISCELLANEOUS

    Section 10.1 The Plan and Plan Agreement and each of their provisions shall be construed and their validity determined under the laws of the State of Texas.

    Section 10.2 The masculine gender, where appearing in the Plan or Plan Agreement, shall be deemed to include the feminine gender. The words "herein", "hereunder" or other similar compounds of the word "here" shall mean and refer to the entire Plan and Plan Agreement, not to any particular provision, section or subsection, and words used in the singular or plural may be construed as though in the plural or singular where they would so apply.

    Section 10.3 Any suit against Tandy or the Committee or any member thereof concerning any provisions hereunder, the construction of the Plan, payment of benefits hereunder, or in any other manner connected with this Plan may only be brought in the appropriate state or federal court located in Tarrant County, Texas, and each Director agrees not to bring any suit in any other county, state or countries. It is agreed that Tandy may bring any suit to enforce the provisions of Section 5.5 hereof in the appropriate state or federal court located in Tarrant County, Texas.

    Section 10.4 Any person born on February 29 shall be deemed to have been born on the immediately preceding February 28 for all purposes of this Plan.

    Section 10.5 This Plan shall be binding upon and inure to the benefit of any successor of Tandy and any such successor shall be deemed substituted for Tandy under the terms of this Plan. As used in this Plan, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of Tandy.

    Section 10.6 A Director shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise.

    Section 10.7 In the event that a Director institutes any legal action to enforce his rights under, or to recover damages for breach of any of the terms of this Plan or any Plan Agreement, the Director, if he is the prevailing party, shall be entitled to recover from Tandy all actual expenses incurred in the prosecution of said suit including but not limited to attorney's fees, court costs, and all other actual expenses.

    Section 10.8 Notwithstanding all other provisions in the Plan, in the event a Director is entitled to benefits under two (2) separate sections of the Plan, the maximum a Participant may receive under this Plan is the amount set forth in Article Five, payable in accordance with Section 5.3 hereof.


    DATED: November 13, 1986
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